Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2020 First QUARTER RESULTS

Aliso Viejo, California, May 8, 2020. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2020 first quarter.

First Quarter 2020 Financial Results

•	Cash flow from operations of $17.3 million and cash and cash equivalents of $87.9 million
•

Debt-to-capital ratio of 57.5% and a net debt-to-capital ratio of 48.8%*, a 40 basis point sequential improvement from the fourth quarter and a 1,130 basis point improvement from the 2019 first quarter

•	Net orders up 18% on a monthly absorption rate of 2.0 vs. 1.7 for the 2019 first quarter
•	Total revenues of $132.0 million vs. $118.8 million for the 2019 first quarter
•	Home sales revenue of $95.7 million vs. $99.2 million for the 2019 first quarter
•

Net loss of $8.5 million, or ($0.42) per diluted share, including $16.3 million of project abandonment and joint venture exit charges, compared to a net loss of $2.0 million, or ($0.10) per diluted share, for the 2019 first quarter

•

Adjusted net loss of $1.1 million*, or ($0.05) per diluted share*, excluding impairment charges and a net deferred tax asset remeasurement benefit, compared to an adjusted net loss of $0.8 million*, or ($0.04) per diluted share*, for the 2019 first quarter

•	Repurchased 2,011,183 shares since the beginning of the year through May 7, 2020 for $3.6 million, or $1.78 per share, which represented 10% of outstanding shares as of the beginning of the year

"These are unprecedented times for our nation and our industry," remarked Larry Webb, Executive Chairman of The New Home Company. "While we are finding ways to continue our operations in the midst of this pandemic, our first order of business remains the health and safety of our employees, trade partners and home buyers.  We have been vigilant in our response to the virus’ outbreak and have implemented policies and practices that adhere to the guidelines issued by the CDC and government and public health agencies to combat its spread.  Although the road ahead is uncertain, I remain confident in the resiliency of our industry and the talented people of our organization to adjust to this new reality.”

Leonard Miller, President and Chief Executive Officer stated, "While The New Home Company experienced a successful start to the year, demand trends softened during March as we began to experience the negative impact stemming from the COVID-19 pandemic.  Year-over-year orders for January and February increased 32% and 82%, respectively, before declining 28% in March.  This order softness carried into April, as shelter-in-place mandates and concerns over the virus weighed on our sales efforts.  Fortunately, due in part to homebuilding being recognized as an “essential business” in most of the markets in which we operate, we were able to deliver a number of homes in backlog during the quarter, allowing us to exceed our stated home sales revenue guidance and generate $17.3 million in operating cash flow.”

Mr. Miller continued, “We ended the quarter with approximately $88 million in cash and cash equivalents, no borrowings outstanding on our bank credit facility and a net debt-to-total capital ratio of 48.8%.  We have taken steps to preserve capital by implementing additional cost cutting measures, curtailing the acquisition and development of land, and renegotiating lot takedown arrangements.  We have also made the strategic decision to walk away from some projects altogether, which resulted in one-time charges of approximately $16.3 million during the quarter, but will unburden us from substantial future capital outlays and should provide us with tax refunds resulting from NOL carrybacks.  We believe these actions are in the company’s best interest in light of current market conditions and recent tax law changes.”

Mr. Miller concluded, "While there are several issues surrounding our industry that remain in flux and no one knows how long this period of uncertainty will last or how it will evolve, I remain confident that The New Home Company is doing the things within our control to successfully navigate through these challenges.  We have been decisive in our response to the virus, both from a safety perspective and a business perspective, and I believe that our actions this quarter have put us in a good position to overcome the challenges ahead."

First Quarter 2020 Operating Results

Total revenues for the 2020 first quarter were $132.0 million as compared to $118.8 million in the prior year period. During the quarter, the Company realized an $18.4 million pretax loss as compared to a pretax loss of $2.7 million in the prior year period.  The 2020 first quarter included a $14.0 million noncash project abandonment charge and a $2.3 million impairment charge related to the anticipated sale of its membership interest in a land development joint venture in Southern California that is expected to be finalized during the second quarter.  Net loss attributable to the Company for the 2020 first quarter was $8.5 million, or ($0.42) per diluted share, compared to a net loss of $2.0 million, or ($0.10) per diluted share, in the prior year period.  Adjusted net loss for the 2020 first quarter, after excluding project abandonment costs, a joint venture impairment charge and a $2.1 million income tax benefit related to the revaluation of the Company's deferred tax assets, was $1.1 million*, or ($0.05)* per diluted share, compared to an adjusted net loss of $0.8 million*, or $(0.04)* per diluted share for the 2019 first quarter after excluding severance charges.

Wholly Owned Projects

Home sales revenue for the 2020 first quarter decreased 4% to $95.7 million compared to $99.2 million in the prior year period. The decrease in home sales revenue was driven largely by an 11% decrease in average selling price to $894,000 from $1,002,000 a year ago, and was partially offset by an 8% increase in deliveries.  The lower year-over-year average selling price was impacted by mix, with Southern California delivering a higher mix of more affordable and first move-up homes during the 2020 first quarter compared to the prior year and fewer deliveries from our higher-priced Icon community in Scottsdale, Arizona.

Gross margin from home sales for the 2020 first quarter was 11.4% compared to 12.7% for the prior year period.  The 130 basis point decrease was primarily due to higher interest costs and, to a lesser extent, higher incentives, which were partially offset by a product mix shift.  Adjusted homebuilding gross margin, which excludes interest in cost of home sales, was 17.9%* for the 2020 first quarter as compared to 17.6%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2020 first quarter was 14.1% compared to 16.2% in the prior year period. The 210 basis point improvement in the SG&A rate was primarily due to $1.8 million of severance charges included in the 2019 first quarter as well as lower amortization of capitalized selling and marketing costs.  Excluding 2019 first quarter severance charges, the SG&A rate improved 30 basis points to 14.1% as compared to 14.4%* in the prior year period.  The year-over-year decrease in the SG&A rate was partially offset by a $0.5 million reduction in G&A expenses allocated to fee building cost of sales for the 2020 first quarter as compared to the prior year period.

Net new home orders for the 2020 first quarter increased 18% primarily due to improved monthly sales absorption rates during the first two months of the quarter, and to a lesser extent, a slight increase in average selling communities. The monthly sales absorption rate was also up 18% to 2.0 for the 2020 first quarter as compared to 1.7 for the prior year period.  Absorption rates were solid during the first two months of the 2020 first quarter, but were adversely impacted by the COVID-19 pandemic in the second half of March, where our monthly net orders decreased 28% for the month of March as compared to the prior year.  We ended the 2020 first quarter with 22 active selling communities, flat with the prior year.

The dollar value of the Company's wholly owned backlog at the end of the 2020 first quarter was $130.2 million and totaled 174 homes as compared to $212.6 million and 204 homes for the prior year period. The decrease in backlog units and dollar value was driven largely by a lower beginning backlog and a higher backlog conversion rate for the 2020 first quarter.  Our backlog conversion rate was 72% for the 2020 first quarter as compared to 52% in the year ago period. The higher conversion rate in 2020 resulted primarily from the Company's shift to more affordably priced product, which generally has quicker build cycles and shorter backlog periods.  The decline in backlog dollar value was also impacted by a 28% decrease in average selling price as the Company continues its transition to more affordable product.

Fee Building Projects

Fee building revenue for the 2020 first quarter was $36.2 million, compared to $19.7 million in the prior year period. The increase in fee revenues was largely due to increased construction activity in Irvine, California. Additionally, management fees from joint ventures and construction management fees from third parties, which are included in fee building revenue, decreased to $0.5 million for the 2020 first quarter as compared to $1.3 million for the 2019 first quarter. The higher fee building revenue and a reduction in allocated G&A expenses, offset partially by the decrease in management fees, resulted in a fee building gross margin of $0.7 million for the 2020 first quarter compared to $0.4 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s joint venture loss for the 2020 first quarter was $1.9 million as compared to $0.2 million in income for the prior year period.  Included in the Company's allocated losses for the 2020 first quarter was a $2.3 million impairment recorded in connection with an agreement in principle to sell its membership interest in a land development joint venture in Southern California to its partner that is expected to close around the end of the 2020 second quarter.

Interest Expense

The Company expensed $718,000 of interest costs directly to interest expense during the 2020 first quarter in accordance with Accounting Standards Codification 835, as its qualified assets were less than its qualified debt.

Project Abandonment Costs

During the 2020 first quarter, the Company terminated its option agreement for a luxury condominium project in Scottsdale, Arizona due to lower demand levels experienced at this community, substantial investment required to build out the remainder of the project and the opportunity to recognize a tax benefit from net operating loss carrybacks. As a result of this strategic decision to forgo developing the balance of the property, we recorded a noncash project abandonment charge of $14.0 million related to the capitalized costs associated with the portion of the project that was abandoned.

Income Taxes

The Company recorded an income tax benefit of $9.9 million for the 2020 first quarter as compared to $0.7 million in the prior year period.  The 2020 first quarter included discrete items totaling an $8.1 million benefit, $5.8 million of which related to the $14.0 million noncash project abandonment charge recorded during the quarter, and a $2.1 million benefit related to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") that allows companies to carry back net operating losses generated in 2018 through 2020 for five years. The remeasurement of deferred tax assets originally valued at a 21% federal statutory tax rate are now available to be carried back to tax years with a 35% federal statutory rate.

Balance Sheet and Liquidity

The Company generated $17.3 million in operating cash flows during the 2020 first quarter and ended the quarter with $87.9 million in cash and cash equivalents.  The Company had no borrowings outstanding under its revolving credit facility as of March 31, 2020 and had $300.5 million in net debt outstanding related to its senior notes which mature on April 1, 2022.  At March 31, 2020, the Company had a debt-to-capital ratio of 57.5% and a net debt-to-capital ratio of 48.8%*.  As of March 31, 2020, the Company owned or controlled 2,463 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,053 lots, or 43% were controlled through option contracts.

Stock Repurchase

During the 2020 first quarter, the Company repurchased and retired 1,233,883 shares of common stock through open market purchases, a privately negotiated transaction, and a 10b5-1 plan for $2.2 million, or $1.80 per share.  Subsequent to quarter end through May 7th, the Company repurchased an additional 777,300 shares through its 10b5-1 plan for $1.4 million, which when combined with first quarter repurchases represented a total of 2,011,183 shares for $3.6 million, or approximately 10% of our outstanding shares since the beginning of the year.  The repurchases were made under a previously announced stock repurchase program that had a remaining purchase authorization of $1.8 million as of May 7, 2020.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Friday, May 8, 2020 to review first quarter results and discuss recent events, forward-looking statements, and factors that may affect the Company's future results.  We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through June 8, 2020 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13702549.

* Adjusted net loss, adjusted EPS, general and administrative costs excluding severance charges as a percentage of home sales revenue, selling, general and administrative costs excluding severance charges as a percentage of home sales revenue, net debt-to-capital ratio and adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions and potential adverse impacts of the COVID-19 pandemic. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments;  economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$95,659	$99,186
Land sales	147	—
Fee building, including management fees	36,227	19,662
	132,033	118,848
Cost of Sales:
Home sales	84,722	86,569
Land sales	147	—
Fee building	35,497	19,268
	120,366	105,837
Gross Margin:
Home sales	10,937	12,617
Land sales	—	—
Fee building	730	394
	11,667	13,011

Selling and marketing expenses	(7,466)	(8,679)
General and administrative expenses	(6,023)	(7,391)
Equity in net income (loss) of unconsolidated joint ventures	(1,937)	184
Interest expense	(718)	—
Project abandonment costs	(14,036)	(5)
Gain (loss) on early extinguishment of debt	(123)	417
Other income (expense), net	223	(188)
Pretax loss	(18,413)	(2,651)
Benefit for income taxes	9,937	664
Net loss	(8,476)	(1,987)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to The New Home Company Inc.	$(8,476)	$(1,987)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.42)	$(0.10)
Diluted	$(0.42)	$(0.10)
Weighted average shares outstanding:
Basic	19,951,825	19,986,394
Diluted	19,951,825	19,986,394

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$87,863	$79,314
Restricted cash	424	117
Contracts and accounts receivable	15,637	15,982
Due from affiliates	108	238
Real estate inventories	398,973	433,938
Investment in and advances to unconsolidated joint ventures	29,237	30,217
Deferred tax asset, net	16,589	17,503
Other assets	31,105	25,880
Total assets	$579,936	$603,189

Liabilities and equity
Accounts payable	$21,038	$25,044
Accrued expenses and other liabilities	36,083	40,554
Senior notes, net	300,479	304,832
Total liabilities	357,600	370,430
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,957,165 and 20,096,969, shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	190	201
Additional paid-in capital	191,926	193,862
Retained earnings	30,108	38,584
Total stockholders' equity	222,224	232,647
Non-controlling interest in subsidiary	112	112
Total equity	222,336	232,759
Total liabilities and equity	$579,936	$603,189

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(Dollars in thousands)
Operating activities:
Net loss	$(8,476)	$(1,987)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred taxes	914	—
Amortization of stock-based compensation	589	566
Distributions of earnings from unconsolidated joint ventures	—	260
Project abandonment costs	14,036	5
Equity in net (income) loss of unconsolidated joint ventures	1,937	(184)
Depreciation and amortization	1,845	2,656
(Gain) loss on early extinguishment of debt	123	(417)
Net changes in operating assets and liabilities:
Contracts and accounts receivable	345	1,806
Due from affiliates	130	524
Real estate inventories	27,130	9,676
Other assets	(11,804)	(2,343)
Accounts payable	(4,006)	(18,753)
Accrued expenses and other liabilities	(5,462)	(4,041)
Net cash provided by (used in) operating activities	17,301	(12,232)
Investing activities:
Purchases of property and equipment	(125)	(5)
Contributions and advances to unconsolidated joint ventures	(2,057)	(1,335)
Distributions of capital and repayment of advances from unconsolidated joint ventures	1,100	2,562
Net cash (used in) provided by investing activities	(1,082)	1,222
Financing activities:
Borrowings from credit facility	—	30,000
Repayments of credit facility	—	(13,500)
Repurchases of senior notes	(4,827)	(4,512)
Repurchases of common stock	(2,233)	(1,042)
Tax withholding paid on behalf of employees for stock awards	(303)	(488)
Net cash (used in) provided by financing activities	(7,363)	10,458
Net increase (decrease) in cash, cash equivalents and restricted cash	8,856	(552)
Cash, cash equivalents and restricted cash – beginning of period	79,431	42,542
Cash, cash equivalents and restricted cash – end of period	$88,287	$41,990

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended March 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	68	$63,017	$927	61	$64,593	$1,059	11%	(2)%	(12)%
Northern California	29	20,264	699	28	18,739	669	4%	8%	4%
Arizona	10	12,378	1,238	10	15,854	1,585	—%	(22)%	(22)%
Total	107	$95,659	$894	99	$99,186	$1,002	8%	(4)%	(11)%

	Three Months Ended March 31,
	2020	2019	% Change
Net New Home Orders:
Southern California	62	58	7%
Northern California	68	45	51%
Arizona	2	9	(78)%
	132	112	18%

Selling Communities at End of Period:
Southern California	11	12	(8)%
Northern California	10	8	25%
Arizona	1	2	(50)%
	22	22	—%

Average Selling Communities:
Southern California	11	12	(8)%
Northern California	10	7	43%
Arizona	2	2	—%
	22	21	5%

Monthly Sales Absorption Rate per Community(1):
Southern California	1.9	1.6	19%
Northern California	2.3	2.0	15%
Arizona	0.4	1.5	(73)%
Total	2.0	1.7	18%
(1)	Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of March 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	66	$53,934	$817	87	$109,284	$1,256	(24)%	(51)%	(35)%
Northern California	105	71,082	677	85	72,290	850	24%	(2)%	(20)%
Arizona	3	5,141	1,714	32	30,991	968	(91)%	(83)%	77%
Total	174	$130,157	$748	204	$212,565	$1,042	(15)%	(39)%	(28)%

Lots Owned and Controlled:	As of March 31,
	2020	2019	% Change
Lots Owned
Southern California	437	626	(30)%
Northern California	588	726	(19)%
Arizona	385	301	28%
Total	1,410	1,653	(15)%
Lots Controlled(1)
Southern California	426	174	145%
Northern California	348	439	(21)%
Arizona	279	477	(42)%
Total	1,053	1,090	(3)%
Lots Owned and Controlled - Wholly Owned	2,463	2,743	(10)%
Fee Building Lots(2)	1,070	1,266	(15)%

(1)

Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended
	March 31,
	2020	2019
Interest incurred	$6,380	$7,761
Adjusted EBITDA(1)	$6,981	$6,875
Adjusted EBITDA margin percentage(1)	5.3%	5.8%

	LTM(2) Ended March 31,
	2020	2019

Interest incurred	$27,438	$29,422
Adjusted EBITDA(1)	$41,536	$42,011
Adjusted EBITDA margin percentage(1)	6.1%	6.3%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.5x	1.4x

	March 31,	December 31,
	2020	2019
Ratio of debt-to-capital	57.5%	56.7%
Ratio of net debt-to-capital(1)	48.8%	49.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)(3)	7.2x	7.4x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)(3)	5.1x	5.4x
Ratio of cash and inventory to debt	1.6x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.
(3)	Due to an inadvertent oversight in prior year periods, interest amortzed to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the Adjusted EBITDA calculation. Ratios for the prior period have been corrected.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$19,548	$38,127	(49)%
Land sales revenue(1)	12,099	4,160	191%
Total revenues	$31,647	$42,287	(25)%

Net income	$1,362	$513	165%

Operating Data - Unconsolidated Joint Ventures:
New home orders	12	36	(67)%
New homes delivered	20	37	(46)%
Average selling price of homes delivered	$977	$1,030	(5)%

Selling communities at end of period	3	6	(50)%
Backlog homes (dollar value)	$35,075	$70,949	(51)%
Backlog (homes)	41	75	(45)%
Average sales price of backlog	$855	$946	(10)%

Homebuilding lots owned and controlled	54	174	(69)%
Land development lots owned and controlled	1,772	1,995	(11)%
Total lots owned and controlled	1,826	2,169	(16)%

(1)	Land sales revenue for the 2020 first quarter includes $7.0 million of revenues related to the sales of a mixed use building sold by a homebuilding joint venture.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net loss attributable to the Company to the non-GAAP measure of adjusted net loss attributable to the Company (net loss before abandoned project costs, joint venture impairment, severance charges and noncash deferred tax asset adjustments) and loss per share and loss per diluted share attributable to the Company to the non-GAAP measures of adjusted loss per share and adjusted diluted loss per share attributable to the Company (loss per share before abandoned project costs, joint venture impairment, severance charges and noncash deferred tax asset adjustments). We believe removing the impact of these items is relevant to provide investors with an understanding of the impact these noncash items had on earnings.

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands, except per share amounts)

Net loss attributable to The New Home Company Inc.	$(8,476)	$(1,987)
Abandoned project costs, joint venture impairment and severance charges, net of tax	9,505	1,157
Noncash deferred tax asset remeasurement	(2,114)	—
Adjusted net loss attributable to The New Home Company Inc.	$(1,085)	$(830)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.42)	$(0.10)
Diluted	$(0.42)	$(0.10)

Adjusted loss per share attributable to The New Home Company Inc.:
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)

Weighted average shares outstanding:
Basic	19,951,825	19,986,394
Diluted	19,951,825	19,986,394

Abandoned projects costs related to Arizona luxury condominium community	$14,000	$—
Joint venture impairment related to joint venture exit	2,287	—
Severance charges	—	1,788
Less: Related tax benefit	(6,782)	(631)
Abandoned project costs, joint venture impairment and severance charges, net of tax	$9,505	$1,157

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s SG&A rate as a percentage of home sales revenue calculated in accordance with GAAP to the non-GAAP measure, SG&A rate excluding severance charges. During the 2019 first quarter, the company incurred severance charges related to right-sizing its operations by reducing headcount. We believe removing the impact of these charges from our SG&A rate is relevant to provide investors with a better comparison to rates that do not include these charges.

	Three Months Ended		As a Percentage of
	March 31,		Home Sales Revenue
	2020	2019	2020	2019
	(Dollars in thousands)
Selling and marketing expenses	$7,466	$8,679	7.8%	8.8%
General and administrative expenses ("G&A")	6,023	7,391	6.3%	7.4%
Total selling, marketing and G&A ("SG&A")	$13,489	$16,070	14.1%	16.2%

G&A	$6,023	$7,391	6.3%	7.4%
Less: Severance charges(1)	—	(1,788)	—%	(1.8)%
G&A, excluding severance charges	$6,023	$5,603	6.3%	5.6%

Selling and marketing expenses	$7,466	$8,679	7.8%	8.8%
G&A, excluding severance charges	6,023	5,603	6.3%	5.6%
SG&A, excluding severance charges	$13,489	$14,282	14.1%	14.4%
(1)	Includes $1.1 million related to departure of executive officer.

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measure, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales). We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2020	%	2019	%
	(Dollars in thousands)
Home sales revenue	$95,659	100.0%	$99,186	100.0%
Cost of home sales	84,722	88.6%	86,569	87.3%
Homebuilding gross margin	10,937	11.4%	12,617	12.7%
Add: Interest in cost of home sales	6,146	6.5%	4,852	4.9%
Adjusted homebuilding gross margin	$17,083	17.9%	$17,469	17.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2020	2019
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$300,479	$304,832
Equity, exclusive of non-controlling interest	222,224	232,647
Total capital	$522,703	$537,479
Ratio of debt-to-capital(1)	57.5%	56.7%

Total debt, net of unamortized discount, premium and debt issuance costs	$300,479	$304,832
Less: Cash, cash equivalents and restricted cash	88,287	79,431
Net debt	212,192	225,401
Equity, exclusive of non-controlling interest	222,224	232,647
Total capital	$434,416	$458,048
Ratio of net debt-to-capital(2)	48.8%	49.2%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net loss to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Ended
	March 31,		March 31,		December 31,
	2020	2019	2020	2019	2019
	(Dollars in thousands)
Net loss	$(8,476)	$(1,987)	$(14,490)	$(15,566)	$(8,001)
Add:
Interest amortized to cost of sales (excluding amounts included in impairment charges) and interest expensed(2)	6,864	4,852	29,246	20,766	27,234
Benefit for income taxes	(9,937)	(664)	(13,088)	(5,879)	(3,815)
Depreciation and amortization	1,845	2,656	8,146	8,265	8,957
Amortization of stock-based compensation	589	566	2,283	2,814	2,260
Cash distributions of income from unconsolidated joint ventures	—	260	114	260	374
Severance charges	—	1,788	—	1,788	1,788
Noncash inventory impairments and abandonments	14,036	5	24,325	10,176	10,294
Less:
(Gain) loss on early extinguishment of debt	123	(417)	(624)	(417)	(1,164)
Equity in net (income) loss of unconsolidated joint ventures	1,937	(184)	5,624	19,804	3,503
Adjusted EBITDA	$6,981	$6,875	$41,536	$42,011	$41,430
Total Revenue	$132,033	$118,848	$682,534	$663,183	$669,349
Adjusted EBITDA margin percentage	5.3%	5.8%	6.1%	6.3%	6.2%
Interest incurred	$6,380	$7,761	$27,438	$29,422	$28,819
Ratio of Adjusted EBITDA to total interest incurred	1.1x	0.9x	1.5x	1.4x	1.4x
Total debt at period end			$300,479	$399,591	$304,832
Ratio of debt to Adjusted EBITDA			7.2x	9.5x	7.4x
Total net debt at period end			$212,192	$357,601	$225,401
Ratio of net debt to Adjusted EBITDA			5.1x	8.5x	5.4x
Total cash and inventory			$486,836	$604,986	$513,252
Ratio of cash and inventory to debt			1.6x	1.5x	1.7x
(1)	"LTM" indicates amounts for the trailing 12 months.
(2)	Due to an inadvertent oversight in prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the adjusted EBITDA calculation. The prior period has been restated to correct this duplication.